UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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HUNTSMAN CORPORATION
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD P FUND LP

STARBOARD VALUE P GP LLC

STARBOARD VALUE R LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

STARBOARD VALUE L LP

STARBOARD VALUE R GP LLC

STARBOARD LEADERS ECHO II LLC

STARBOARD LEADERS FUND LP

STARBOARD VALUE A LP

STARBOARD VALUE A GP LLC

STARBOARD X MASTER FUND LTD

STARBOARD G FUND, L.P.

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

JAMES L. GALLOGLY

SANDRA BEACH LIN

SUSAN C. SCHNABEL

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Huntsman Corporation, a Delaware corporation (the “Company”).

On March 14, 2022, Starboard issued the following press release:

ISS Recommends HUNTSMAN SHAREHOLDERS Vote STARBOARD’s BLUE Proxy Card

Concludes that Starboard Has Made a “Compelling Case” That Change is Required on the Board to “Address Concerns with Management Accountability and Ensure That the Interests of Shareholders are Prioritized"

Recommends Huntsman Shareholders Vote to Elect Starboard’s Nominees – James Gallogly and Jeffrey Smith - at Upcoming Annual Meeting on Starboard’s BLUE Proxy Card

Believes the Addition of Starboard’s Nominees is Warranted to “Enhance Oversight” and Bring an “Independent Presence That is Unquestionably Aligned with Shareholders”

Agrees with Starboard That the Board Has Overseen a Troubling History of Operating and Share Price Underperformance, Poor Corporate Governance Practices and Failed Commitments to Huntsman Shareholders

Highlights Concerns with the Board’s “Defensive Posture” and Recent Shareholder-Unfriendly Tactics, Noting That the Board’s Actions are “Challenging to Reconcile with the Best Interests of Shareholders”

States That the Board’s “Previous Refreshment Efforts Had Been Insufficient” and Recognizes that Starboard’s Involvement Likely Prompted the Recent Board Changes

Starboard Urges All Shareholders to Vote the BLUE Proxy Card to Support the Election of All Four of Starboard’s Highly Qualified Nominees

NEW YORK, NY – March 14, 2022 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard” or “we”), one of the largest shareholders of Huntsman Corporation (NYSE: HUN) ("Huntsman," “HUN,” or the "Company"), with an ownership interest of approximately 8.8% of the Company’s outstanding shares, today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy voting advisory firm, has recommended that Huntsman shareholders vote on Starboard’s BLUE proxy card to elect Starboard nominees, James L. Gallogly and Jeffrey C. Smith, to the Huntsman Board of Directors (the “Board”) at the Company’s upcoming 2022 Annual Meeting of Shareholders (the “Annual Meeting”). ISS’ strong show of support is a clear call for further change on the Huntsman Board.

ISS concluded that shareholders should vote on Starboard’s BLUE proxy card saying1:

“The dissident has made a compelling case for further change. Jim Gallogly will bolster the board's independence, while adding industry and executive experience, and Jeff Smith will provide the perspective of a significant independent shareholder. In combination with other independent voices already on the board, the addition of these two dissident nominees should be sufficient to ensure independent oversight of management and ensure that the interests of shareholders are prioritized.”

1 Permission to quote from the ISS report was neither sought nor obtained. Emphases added.

Jeffrey Smith, Managing Member of Starboard Value LP, responded to the ISS report, stating, “We are gratified that ISS, one of the leading independent proxy voting advisory firms, recognized the need for further change and enhanced oversight on Huntsman’s Board. We are pleased that ISS recognizes the positive impact we have had at Huntsman since our involvement began and that the current Board must be held accountable for overseeing an extensive period of operating and share price underperformance, failed commitments to shareholders and poor corporate governance practices. Importantly, we are gratified that ISS shares our concerns with the Board’s recent and defensive shareholder-unfriendly actions, including its refusal to use a universal proxy card, reactive Board refreshment process and inappropriate attacks on Starboard and its nominees. ISS also recognized several of the concerns we outlined regarding the questionable independence and troubling interconnects among certain Board members.

We invested in Huntsman because it has highly attractive assets, strong market positions, diverse product portfolios, innovative chemistries, and a difficult-to-replicate manufacturing footprint with opportunities to drive significantly improved financial results and shareholder returns. As we approach the end of this election contest, it is our hope to have the privilege and the opportunity to work with Huntsman, its leadership team, employees, customers, and partners. Our objective is to see Huntsman succeed and thrive under the oversight of a significantly enhanced Board. We have nominated a fantastic slate of highly-qualified director candidates who are truly independent, have relevant experience, and will seek to ensure that the Board acts independently and in the best interests of shareholders at all times.

We appreciate the strong support from shareholders who have already voted for Starboard’s nominees on the BLUE proxy card and urge all of our fellow shareholders to vote for the election of all four of our highly-qualified nominees - James L. Gallogly, Sandra Beach Lin, Susan C. Schnabel, and Jeffrey C. Smith - on the BLUE proxy card TODAY.”

Excerpts from ISS’ Analysis & Recommendation

On ISS's Conclusion That Huntsman Shareholders Should Vote Starboard's BLUE Proxy Card to Elect James Gallogly and Jeffrey Smith:

"The dissident has made a compelling case for change. The addition of two dissident nominees is warranted to address concerns with management accountability and ensure that the interests of shareholders are prioritized."

"Gallogly's addition would bolster the board's independence, while adding industry and executive experience. These are competencies that will support the board's ability to hold management accountable."

"Smith will add the perspective of a significant and independent shareholder."

"However, there are concerns about [Dr. Beckerle’s] independence from Peter Huntsman. Like Beckerle, Ferrari appears to have the appropriate credentials to be a capable director, given his experience as a chemical industry executive and his familiarity with international markets. However, he has a link to HUN via a former employment relationship, which creates doubts about his independence. If Beckerle and/or Ferrari are replaced by Gallogly and/or Smith, the benefit of the added independence would outweigh any lost contribution."

Glass Lewis & Co. (“Glass Lewis”), in its report issued in connection with the Annual Meeting2, also shared similar concerns regarding the lack of independence and problematic interconnects plaguing two of the Company’s incumbent board members, Dr. Mary Beckerle and Mr. Daniele Ferrari:

“To be sure, we still have some governance concerns related to the true independence of the two remaining directors [Dr. Mary Beckerle and Mr. Daniele Ferrari] who appear to have potentially inappropriate ties to chairman and CEO Peter Huntsman and the Huntsman family. Additionally, we believe there is still room for meaningful operational and financial improvement to turn Huntsman into a differentiated chemicals industry leader – ideally generating above-average profit margins – and to realize Huntsman's full potential and intrinsic value.”

“We find more cause for potential concern when reviewing the arguments Starboard has made against the other two targeted directors, Mr. Ferrari and Dr. Beckerle, who would be the longest-tenured independent directors remaining after this year's annual meeting, if they are re-elected [. . .] We believe it's fair to question Mr. Ferrari's previous roles and whether he is capable of exercising true independence on the Huntsman board or, if necessary, holding Peter Huntsman accountable.”

“We're inclined to agree with Starboard on this matter. Although limited grounds may exist from a technical or legal perspective where this is not a direct conflict, given that Peter Huntsman and his father intervened to make sure Dr. Beckerle retained the CEO role at HCI, where she earns a salary of approximately $1 million, we consider such a show of loyalty would almost certainly impair Dr. Beckerle's ability to remain truly objective in overseeing the performance of Peter Huntsman as CEO of the Company and, if necessary, when questioning his judgment and holding him to account.”

On Concerns with Huntsman's Proxy Contest Entrenchment Tactics and Why Cynthia Egan Should Be Replaced:

"The board has also defended against this contest in manner that is challenging to reconcile with the best interests of shareholders, which in itself suggests that more direct shareholder input would be beneficial (particularly when Egan's role in the process is considered, as she is the lead independent director and is portrayed as providing the perspective of long-term institutional shareholders due to her experience as a retirement plan executive)."

"Likewise, the board's summary dismissal of the dissident's request for a universal card has left questions unanswered for shareholders."

"In any event, there is merit in evaluating the nominating and corporate governance committee that has implicitly signed off on this approach. Of the nominees on ballot, the committee's membership is limited to Egan and Beckerle, with the former serving as chair. Egan also serves as vice chair of the board and as lead independent director."

"Egan has not always been an advocate for the rights of shareholders in her capacity as a director. This is evidenced by her experience on the board and as a governance committee member of various BlackRock closed-end funds. In these roles, she has participated in actions that collectively amount to a concerted attempt to disenfranchise shareholders. These actions include unilaterally classifying the board, unilaterally implementing a majority vote standard for contested director elections (which is tantamount to an entrenchment mechanism), ignoring a majority-supported shareholder proposal to declassify, and unilaterally opting into coverage under a control share acquisition provision."

2 Permission to quote from the Glass Lewis report was neither sought nor obtained. Emphases added.

"Despite the additional refreshment, the board has adopted a defensive posture in this proxy contest. An evaluation of the two continuing nominating and corporate governance committee members, who have implicitly signed off on this approach, reveals that the first has a concerning track record of disenfranchising shareholders (yet chairs the committee and is the lead independent director), while the second is subject to uncertainties about independence – both of these directors have been targeted by the dissident. These factors suggest an independent presence that is unquestionably aligned with shareholders is necessary to enhance oversight."

“Despite this turnover, the reconfigured board has adopted a defensive posture in this proxy contest. This is on display in the board's aggressive attempts to discredit the dissident and the dissident's nominees, particularly Jim Gallogly – despite a largely favorable view of Gallogly among the analyst community (Gallogly, who was appointed to the board of DuPont during that company's 2015 proxy fight with Trian, holds the rare distinction of having been praised by both sides in a contest). This is also on display in the board's selection of the meeting date, and in its rejection of the dissident's request for a universal card.”

On Concerns Surrounding Huntsman's Insufficient and Reactive Board Refreshment Process:

“The launch of the dissident's campaign was followed by a series of board composition and leadership changes, which amounted to a recognition that previous refreshment efforts had been insufficient. Given the timeline, it appears that the dissident deserves a portion of the credit for prompting these changes.”

“The most apparent concern centers on the dominant role that longer-tenured directors maintained until launch of the dissident's campaign.”

“That the bloc of longer-tenured directors maintained power for years after this inflection point – until challenged by a dissident shareholder – suggests that refreshment efforts were insufficient. This view is supported by the series of further changes made to board composition and leadership after the dissident went public with its campaign.”

“Ultimately, it does not appear that the willingness of HUN to add new perspectives to the board was accompanied by a corresponding willingness to transition longer-tenured directors off the board in a clear, deliberate, and timely manner.”

“Similar to the concerns with the inert approach to execution highlighted in the Operational Performance section, the pace, type, and degree of refreshment made after the succession of Peter Huntsman to the board chair role likely did not match investor expectations, which enabled the cohort of longer-tenured directors to maintain power.”

On Huntsman’s Share Price Underperformance:

“A valuable point for shareholders to consider when evaluating TSR from this inflection point through the unaffected date resides in HUN's May 2018 investor day presentation. At the time, Peter Huntsman had been board chair for nearly five months. With HUN share price trading below $35.00, management outlined four value creation opportunities with a combined total of over $27.00 per share in estimated upside. As suggested by the TSR figures in the table above, HUN was not able to capture this value, and HUN share price actually decreased from the May 2018 investor day through the unaffected date.”

“TSR was disappointing prior to the unaffected date as HUN failed to capture the upside in value creation opportunities articulated to shareholders shortly after Peter Huntsman succeeded as board chair. TSR has since improved dramatically, in both absolute and relative terms. The turnaround is based in recent share price outperformance, the cause of which appears to be multifactorial. While recent operational performance has likely contributed to the shift, the fact pattern suggests that factors unrelated to execution have also been drivers, and that the dissident can credibly claim a portion of the credit.”

“This share price underperformance is reflected in TSR over the periods commencing with and after the succession of Peter Huntsman to the board chair role.”

On Huntsman’s Disappointing Operational Performance:

“Bearing in mind the (0.1) percent CAGR for adjusted EBITDA and the $60 million increase in capital expenditures, the (33.3) percent CAGR in free cash flow (after excluding a $332.5 million arbitration award) supports the dissident's argument that there is room for improvement in free cash flow conversion. Importantly, HUN indicates that a transformation of the product portfolio began in FY2017. Despite these changes, the adjusted EBITDA margin decreased 0.2 percentage points from 14.8 percent in FY2017 to 14.6 percent in FY2021.”

“In summary, the transformation since Peter Huntsman succeeded as board chair has not translated into improved valuation relative to peers. In fact, HUN trades a wider discount now than it did at the start of the period.”

“Although HUN has recovered since the pandemic, which appears to have adversely impacted it more than peers, HUN is faring worse now in an absolute sense and relative to peers than it was at the start of the period.”

“Operational performance since Peter Huntsman succeeded as board chair has been disappointing. HUN has failed to deliver on stated targets and objectives, and management's approach to execution has at times been undisciplined. The board has attempted to present recent operational performance as evidence of improvement. There are elements of truth in these statements, but only if one's perspective is limited to the short-term. An evaluation of performance since Peter Huntsman succeeded as board chair reveals that HUN has effectively managed to simply tread water (in some cases actually regressing). This is reflected not only in various elements of performance, but in HUN's valuation. These factors support the argument that management oversight needs to be enhanced.”

On Huntsman’s History of Missed Promises and Failed Commitments to Shareholders:

“In May 2018, HUN hosted its first investor day with Peter Huntsman as board chair. During the presentation, management outlined four value creation opportunities, indicating that these levers had the potential to create over $27.00 per share in additional value by the end of 2020 [. . .] HUN was not able to capture this value, as it failed to achieve three of the four milestones.”

“In May 2018, HUN not only indicated that the objective was to realize a further $1.0 billion in proceeds [from the sale of Venator], but to do so that year. Despite this intent, HUN still owned close to half of outstanding Venator shares three years later […] Had HUN acted in accordance with its stated objectives on the timeframe it established for itself, the company and shareholders would have recovered approximately twice the value gained from the 2020 sale, inclusive of the estimated tax benefits. The board did not hold management accountable in executing on this milestone. As a result of the undisciplined pace and overconfidence in its ability to predict future TiO2 prices (a business the board decided to exit because of its volatility), HUN failed to maximize shareholder value.”

“HUN did not succeed in increasing adjusted EBITDA to $1.36 billion. Though the COVID-19 pandemic and related supply chain issues were largely to blame for the 11.5 percent decrease in revenue and the 23.5 percent decrease in adjusted EBITDA in FY2020, figures in FY2019 were so far removed from the target as to render it out of reach, even under normal circumstances.”

“HUN's messaging at the investor day provides a valuable point of reference for shareholders evaluating recent performance. On Feb. 15, 2022, HUN announced financial results for the most recent quarter and year, as well as a $0.10 dividend increase (approximately 13 percent) and the expectation that FY2022 EBITDA could be at the low end of a $1.4 to $1.5 billion range (prior guidance was set at $1.4 billion). Q4 '21 adjusted EBITDA, at $349 million, was approximately 5 percent higher than consensus forecasts; this represented an adjusted EBITDA margin of 15.1 percent. By comparison, the Q4 '20 figure was 14.3 percent, the Q3 '21 figure was 16.2 percent, and the overall FY2021 figure was 15.9 percent – indicating that the margin during Q4 '21 was a move away from, rather than toward, the investor day objective.”

Glass Lewis, in its report, also noted Huntsman’s history of missed shareholder promises, and in addition, voiced concerns with the Company’s propensity to cherry-pick data to the detriment of its own credibility with shareholders:

“In particular, we believe [Starboard’s] portrayal of missed targets from years past is more intellectually honest than the board's revisionist history. Further, despite Huntsman's recent record financial results, the Company has long been less profitable than its closest peers, lagging their average EBITDA margin by 300-600 basis points in recent years.”

“[D]uring this proxy contest, the board has been reluctant to stick to its clearly-defined performance peer group, seemingly excluding or adding additional peer companies in its various analyses arbitrarily, depending on the metric being measured, or perhaps the result the Company and its advisors want to show.”

“We believe such an approach reduces investor confidence in the board's credibility and transparency and we find Starboard's criticisms in this regard to be justified.”

On Why Huntsman Shareholders May Want to Elect Three of Starboard's Highly Qualified Nominees on the BLUE Proxy Card:

"Therefore, it would not be unreasonable for shareholders concerned in this particular case about the potential loss of board diversity to also support dissident nominee Sandra Lin, who has industry, executive, and public board experience, particularly given the concerns, noted above, regarding incumbents Beckerle, Egan, and Ferrari."

On Why a Direct Starboard Representative is Warranted on the Huntsman Board:

“The board's response to the dissident's campaign has also been concerning, in that the reaction is not consistent with what shareholders should be able to expect from the independent directors representing them. The board has attacked the dissident on several grounds, including that the sale of GCP at nearly a 40 percent premium to its unaffected value was a failure. As discussed above, GCP is distinguishable from this situation in that more significant intervention was required. Likewise, the board has attacked the credibility of the dissident's nominees, which calls into question how willing the board would be to work constructively alongside a limited dissident presence – such as the single seat that was reportedly offered to the dissident during potential settlement discussions. Ultimately, the board's response to the dissident's campaign suggests that its view on important governance matters is not aligned with that of shareholders, and that there continue to be concerns with independence. Together, these considerations suggest that a direct representative of shareholders would be beneficial."

On Concluding Change is Warranted on the Board:

“The board failed to evolve in the right direction after Peter Huntsman succeeded as board chair, and the board did not hold management accountable to the extent that shareholders would have preferred.”

“Jim Gallogly will bolster the board's independence, while adding industry and executive experience, and Jeff Smith will provide the perspective of a significant independent shareholder. In combination with other independent voices already on the board, the addition of these two dissident nominees should be sufficient to ensure independent oversight of management and ensure that the interests of shareholders are prioritized.”

*     *     *

STARBOARD URGES ALL STOCKHOLDERS TO VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO DRIVE MUCH NEEDED CHANGE AT HUNTSMAN

RESTORE AND ENHANCE THE VALUE OF YOUR HUNTSMAN INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY

Starboard’s publicly filed investor materials and other important information regarding the Annual Meeting can be viewed at www.shareholdersforhuntsman.com.

If you have any questions or need further assistance with voting your Huntsman shares, please contact Okapi Partners LLC at the phone numbers or email listed below.

Shareholders may call toll-free: (877) 629-6356

Banks and brokers call: (212) 297-0720

E-mail: info@okapipartners.com

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Gavin Molinelli, (212) 201-4828

Patrick Sullivan, (212) 845-7947

www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh

(212) 297-0720